Exhibit 4.1

JANUARY 18, 2022 AMENDMENT

TO LOAN AND SECURITY AGREEMENT

    This JANUARY 18, 2022 AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is dated as of the foregoing date (the “Effective Date”), and agreed to by and between SIMPLY, INC., Maryland corporation, and SIMPLY MAC, INC., a Utah corporation (together, and jointly and severally, the “Borrower”), BRAEBEACON HOLDINGS INC. (“Guarantor”), and LINE FINANCIAL CORP., a Texas corporation (the "Lender").  All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Loan Agreement (defined below).

RECITALS

WHEREAS, Borrower and Lender have entered into a Loan and Security Agreement dated as of November 23, 2021, pursuant to which Lender has extended a Loan to Borrower of up to $6,000,000 (as from time to time, amended, modified or restated, and including all exhibits and schedules thereto, the “Loan Agreement”);

WHEREAS, the obligations of Borrower to Lender under the Loan Agreement are secured by substantially all present and future tangible and intangible personal property of Borrower as set forth in the Loan Agreement;

WHEREAS, Guarantor has unconditionally guaranteed all Obligations of Borrower to Lender under the Loan Agreement and other Loan Documents; and

WHEREAS, Borrower has requested additional Loans in the combined principal amount of $2,800,000, and Lender has agreed to make such additional Loans to Borrower, subject to and conditioned upon the terms of this Amendment, as more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Loan Agreement and Schedule thereto are hereby modified and amended as follows:

1.Additional Loans.  Provided no Event of Default has occurred or is continuing under the Loan Agreement or under any other Loan Document, and subject at all times to the terms of the Loan Agreement, Lender agrees to make two additional Loans to Borrower, one in the principal amount of $1,000,000 to be disbursed on or around January 19, 2022, and the other in the principal amount of $1,800,000 to be disbursed on or around January 26, 2022 (the “Additional Loans”).  Each Additional Loan shall be deemed a “Loan” under Section 1 of the Schedule to the Loan Agreement.  The Additional Loans shall accrue interest pursuant to Section 2 of the Schedule to the Loan Agreement (including at the Default Rate, when applicable).  Accrued interest on the outstanding principal balance of the Additional Loans shall be payable to Lender pursuant to the terms of the Loan Agreement.

2.Principal Repayment Terms for Additional Loans.  The outstanding principal on the Additional Loans shall be repaid by Borrower to Lender, in the amounts and on the dates set forth in the following repayment schedule:

Date	Borrowings	Repayments	Balance
Jan. 19, 2022	$1,000,000		$1,000,000
Jan. 26, 2022	$1,800,000		$2,800,000
Feb. 23, 2022		$475,000	$2,325,000
Mar. 02, 2022		$475,000	$1,850,000
Mar. 09, 2022		$475,000	$1,375,000
Mar. 16, 2022		$475,000	$900,000
Mar. 23, 2022		$475,000	$425,000
Mar. 30, 2022		$425,000	-0-
Totals	$2,800,000	$2,800,000

3.Residual Inventory Value Covenant.  Upon full disbursement of the Additional Loans, Borrower covenants that, at all times, the Additional Loans shall not exceed 70% of the Residual Inventory Value plus cash on hand, tested weekly.  For purposes of this Section 3 of the Amendment, “Residual Inventory Value” shall mean and be calculated as follows:  gross Inventory (at cost) less Inventory (at cost) financed by Lender pursuant to the Loan Agreement less Indebtedness owed by Borrower to Ingram Micro Inc.  Failure to maintain the minimum Residual Inventory Value shall be an Event of Default under the Loan Agreement, and shall entitle Lender to all default remedies under the Loan Agreement, the other Loan Documents, and applicable law.

4.Additional Reporting Requirements.  Section 7 of the Schedule to the Loan Agreement is hereby modified to add the following additional reporting requirements:

•	Weekly Inventory reports
•	Weekly statement of account (Indebtedness) owed to Ingram Micro Inc.
•	Weekly bank statements for all Borrower operating accounts

5.Guarantor Provisions. The Guarantor, pursuant to that certain Guarantee and Postponement, between Guarantor and Lender, dated November 24, 2021 (the “Guarantee”) hereby (i) acknowledges receipt of the Amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms Guarantor’s personal guarantee of the obligations to Lender under the Loan Agreement, as hereby amended; and (iv) acknowledges that Lender may amend, restate, extend, renew or increase the credit limit, and extend additional credit thereunder, or otherwise modify the foregoing documents and any indebtedness or agreement of Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of Guarantor and without impairing any of Lender’s rights under the Guarantee.

6.Additional Loans Subject to Terms of Loan Agreement.  Each Additional Loan shall be subject to the terms and conditions of the Loan Agreement, as hereby amended and modified.

7.Security.  All amounts outstanding on the Additional Loans shall constitute “Obligations” (as defined in the Loan Agreement), and such amounts are and shall continue to be secured by a first lien security interest in the Collateral, as set forth in Section 2 of the Loan Agreement.  All parties signing below acknowledge and agree that the liens created and provided for by the Loan Agreement and the other Loan Documents continue to secure, among other things, the Obligations arising under the Loan Agreement as amended hereby; and the Loan Documents and the rights and remedies of the Lender thereunder, the obligations of the Borrower and any other obligor of the Obligations, and the liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Loan Documents, as hereby amended.

8.No Further Modifications of Loan Documents. Except as expressly set forth herein, nothing in this Amendment modifies or amends the Loan Agreement, the Schedule thereto or any other Loan Document. However, in the event of an irreconcilable conflict or inconsistency between the provisions of the Loan Agreement or any other Loan Document and the provisions of this Amendment, with respect to the Additional Loans, the provisions of this Amendment shall control.The terms of this Amendment are incorporated into and made a part of the Loan Agreement and the other Loan Documents, as applicable.  For clarity only, Loans other than the Additional Loans are governed entirely by the repayment terms contained in the Loan Agreement.

9.Costs to Borrower. Borrower agrees to pay all costs and expenses incurred by Lender in connection with the preparation, execution and administration of this Amendment and any other documents executed in connection herewith, including any attorney’s fees incurred in the preparation of this Amendment or any documents executed in connection herewith.

10.Release. As a material inducement to Lender to enter into this Amendment, Borrower and Guarantor do hereby (a) remise, release, acquit, satisfy and forever discharge Lender, and all of the past, present and future officers, directors, employees, agents, attorneys, representatives, participants, successors and assigns of Lender, from any and all claims, demands, liabilities, obligations, expenses, damages, judgments, executions and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing and whether known or unknown, which Borrower or Guarantor may now have or hereafter can, shall or may have by reason of any matter, cause or thing, including specifically, but without limitation, matters arising out of, in connection with or relating to (i) the obligations evidenced by the Loan Documents, and (ii) any other relationship, agreement or transaction between Borrower, Guarantor, and Lender or any of their respective subsidiaries or affiliates; and (b) covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against Lender or any subsidiaries or affiliates of Lender, or any of its past, present or future officers, directors, employees, agents, attorneys, representatives, participants, successors or assigns, by reason of or in connection with any of the foregoing matters, claims or causes of action, provided, however, that the foregoing release and covenant not to sue shall not apply to any claims arising after the date of this Amendment with respect to acts, occurrences or events which arise after the date of this Amendment.

11.Execution. This Amendment may be executed in multiple counterparts, each of which constitutes an original instrument, but all of which constitute the same agreement.

12.Conditions Precedent. The effectiveness of this Amendment is subject to Lender’s receipt of a fully-executed copy of this Amendment.

13.Further Assurances.   Upon Lender’s request, Borrower and Guarantor shall execute additional documents that Lender deems necessary, in its good faith business judgment, to effectuate the intent of this Amendment.

[Execution page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER: SIMPLY, INC. By: /s/ Vernon A. LoForti Name: Vernon A. LoForti Title: Chief Financial Officer	LENDER: LINE FINANCIAL CORP. By: Robert Thompson-So Name: Robert Thompson-So Title: Director
BORROWER: SIMPLY MAC, INC. By: /s/ Vernon A. LoForti Name: Vernon A. LoForti Title: Chief Financial Officer	GUARANTOR: BRAEBEACON HOLDINGS INC. By: /s/ David Scobie Name: David Scobie Title: Director By: Robert Anton Name: Robert Anton Title: Director